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                                                                     Exhibit 12

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (amounts in millions)

                                                              SIX MONTHS ENDED
                                                               JUNE 30, 2000
                                                              ----------------
Earnings

     Income before income taxes, extraordinary                   $  146.6
       charges and cumulative effect of change
       in accounting principle

     Interest expense                                                16.9
     Portion of rental expense deemed interest                       17.0
                                                                 --------

     Total earnings                                              $  180.5
                                                                 ========


Fixed Charges

     Interest expense                                            $   16.9
     Portion of rental expense deemed interest                       17.0
                                                                 --------

     Total fixed charges                                         $   33.9
                                                                 ========

Ratio of earnings to fixed charges                                   5.33